Kindred Biosciences Announces Second Quarter 2014 Financial Results
San Francisco, CA (August 13, 2014) Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the quarter ended June 30, 2014.
Conference Call and Webcast at 4:30 p.m. Eastern / 1.30 p.m. Pacific
“It is an exciting time for KindredBio as we develop our broad portfolio of drug candidates,” stated Richard Chin, M.D., President and Chief Executive Officer of KindredBio. “We currently anticipate the topline results from our pivotal study of CereKin shortly. The fact that we completed the entire study from start to finish in only 12 months, and on budget, is a testament to the quality and dedication of our team. As an organization, we continue to make top-notch science, patient benefit, and execution our top priorities.”
If positive, the study will support an NADA filing for the approval of CereKin, an IL-1 inhibitor, for osteoarthritis in dogs. In addition, topline results for the pivotal studies of AtoKin, a selective histamine inhibitor for atopic dermatitis in dogs, and SentiKin, a KCNQ potassium channel agonist for postoperative pain in dogs, are targeted by end of the year, assuming enrollments proceed as scheduled.
In addition, KindredBio announced that it has made significant advances on several other products. A PK study of extended-release SentiKin for postoperative pain in cats has been completed. A PK study of a drug for the stimulation of appetite in cats has been initiated. A PK study of a drug for fever in horses is expected to start this quarter. Significant progress has been made in the biologics program, including erythropoietin for cats with anemia and immune checkpoint inhibitors for dogs with cancer. All of these product candidates, if approved, would be first-in-class drugs in the pet therapeutic market.
KindredBio also announced that two of its executives, Steve Galliker and Kevin Schultz, will be retiring. Steve Galliker’s return to retirement was previously planned, and Kevin Schultz’s retirement was precipitated by family issues. “I would like to thank these two very talented individuals who have played key roles in the success of KindredBio to date,” stated Richard Chin. “We will continue to rely on them as consultants, and we look forward to further contributions they will make in these capacities.”
Second Quarter and Six Month Financial Results
Research and development expenses for the three and six months ended June 30, 2014, were $5.6 million and $10.1 million, respectively, including stock-based compensation expense of $361,000 and $689,000, respectively. This compares to research and development expenses of $300,000 and $441,000 for the three and six months ended June 30, 2013, respectively. Research and development expenses were higher due to a significant increase in activity related primarily to the CereKin, AtoKin and SentiKin programs.
General and administrative expenses for the three and six months ended June 30, 2014, were $2.5 million and $4.2 million, respectively, including stock-based compensation expense of $815,000 and $1.6 million, respectively. This compares to general and administrative expenses of $96,000 and $179,000 for the three and six months ended June 30, 2013, respectively. General and administrative expenses related primarily to salaries, professional and consulting fees for legal, accounting and tax services, costs of being a public company, rent and other facilities costs, and other general business services.
For the three months ended June 30, 2014, the Company incurred a net loss of $8.1 million, or $0.42 per basic and diluted share compared to a net loss for the three months ended June 30, 2013, of $396,000, or $0.13 per basic and diluted share. For the six months ended June 30, 2014, the Company incurred a net loss of $14.3 million, or $0.80 per basic and diluted share compared to a net loss for the six months ended June 30, 2013, of $620,000, or $0.21 per basic and diluted share. The net loss for the three and six months ended June 30, 2014, includes charges related to stock-based compensation expense of $1.2 million and $2.3 million, respectively, as compared to charges of $59,000 and $98,000 for the comparable periods of 2013, respectively.
The Company had cash, cash equivalents and short-term investments of $112.4 million at June 30, 2014. For the full year 2014 the Company, reiterating previous guidance, expects operating expenses to be in the range of $25 million to $35 million, excluding the impact of stock-based compensation expense and the impact of acquisitions. The Company expects stock-based compensation expense for 2014 to be approximately $4.5 million.
Research and development expense is anticipated to increase for the foreseeable future as the Company continues to increase headcount, commence pivotal studies and further develop its small molecule compounds and biologics development programs. Due to the inherently unpredictable nature of its development, the Company cannot reasonably estimate or predict the nature, specific timing or estimated costs of the efforts that will be necessary to complete the development of its product candidates.
The Company expects general and administrative expense to increase in the following quarters as it executes plans to commercialize its product candidates, builds its corporate infrastructure and incurs costs associated with being a public company.
Webcast and Conference Call

KindredBio will host a conference call today at 4:30 p.m. Eastern Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 82174423. The call will also be webcast at http://www.media-server.com/m/p/ww4g9yvt.
A replay will also be available at that link for 30 days.
About Kindred Biosciences

Kindred Biosciences is a development stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company’s lead product candidates are CereKin™ (diacerein) for the treatment of osteoarthritis pain and inflammation in dogs, AtoKin™ (fexofenadine) for the treatment of atopic dermatitis in dogs, and SentiKin™ (flupirtine) for the treatment of post-operative pain in dogs and cats.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
 These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
 For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Denise Bevers
KindredBio
denise.bevers@kindredbio.com
(650) 701-7909

Kindred Biosciences, Inc.
Condensed Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,338	$65,329
Short-term investments	103,100	—
Prepaid expenses and other	532	148
Total current assets	112,970	65,477
Property and equipment, net	109	12
Total assets	$113,079	$65,489

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,711	$689
Accrued liabilities	1,684	1,521
Total liabilities	3,395	2,210
Commitments and contingencies (Note 6)
Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 19,710,732 and 16,214,620 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	128,307	67,610
Accumulated other comprehensive loss	(14)	—
Accumulated deficit	(18,611)	(4,333)
Total stockholders' equity	109,684	63,279
Total liabilities and stockholders' equity	$113,079	$65,489

Kindred Biosciences, Inc.
Condensed Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$5,639	$300	$10,137	$441
General and administrative	2,499	96	4,178	179
Total operating expenses	8,138	396	14,315	620
Loss from operations	(8,138)	(396)	(14,315)	(620)
Interest income	28	—	37	—
Net loss	(8,110)	(396)	(14,278)	(620)
Change in unrealized gains or losses on available-for-sale securities	(14)	—	(14)	—
Comprehensive loss	$(8,124)	$(396)	$(14,292)	$(620)

Net loss per share, basic and diluted	$(0.42)	$(0.13)	$(0.80)	$(0.21)
Weighted-average common shares outstanding, basic and diluted	19,426	3,000	17,833	3,000

4